Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-255445, 333-259729 and 333-262304) on Form S-1 of our report dated March 31, 2023, with respect to the consolidated financial statements of Creek Road Miners, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ MaughanSullivan LLC

Manchester, VT

March 31, 2023